Exhibit (i)

FOR:	The Mexico Fund, Inc.

CONTACT:	Keith Haynes
Georgeson Inc.
212-440-9915

Eduardo Solano
Investor Relations
Vice President
The Mexico Fund, Inc.
011-52-55-5282-8900

FOR IMMEDIATE RELEASE

THE MEXICO FUND, INC. ANNOUNCES

TERMS OF IN-KIND REPURCHASE OFFER; CONSIDERS FUTURE RIGHTS OFFERING

Washington, D.C., December 22, 2006 — The Mexico Fund, Inc. (NYSE: MXF) announced today that its forthcoming in-kind repurchase offer will be conducted from December 22, 2006 to January 16, 2007. The Fund will offer to repurchase up to 5% of its shares in exchange for a pro-rata portion of the Fund’s portfolio securities. The repurchase offer expires at 5:00 p.m., New York City time, on January 16, 2007. The Board of Directors of the Fund anticipates that the Fund’s next repurchase offer will occur during September 2007 for an amount not yet determined.

The Fund will repurchase shares at net asset value, reduced by a repurchase price adjustment of 1.25%, for a repurchase price of 98.75% of net asset value. If the number of Fund shares submitted for repurchase exceeds 5% of the Fund’s total outstanding shares, the Fund will repurchase submitted shares on a pro-rata basis. There can be no assurance that the Fund will be able to repurchase all of the shares submitted for repurchase by a stockholder. Participating stockholders will receive Mexican portfolio securities held by the Fund in exchange for their Fund shares.

The repurchase pricing date for the repurchase offer will be January 23, 2007 and the pro-rata portion of the Fund’s portfolio securities, subject to certain adjustments, will be transferred to each participating stockholder’s Mexican account on or before January 30, 2007, provided the participating stockholder’s Mexican Account accepts the proceeds. The Fund will mail the repurchase offer documentation to stockholders of record on December 21, 2006. The repurchase offer generally will be a taxable transaction for participating stockholders.

In determining the 5% of total outstanding shares offered to be repurchased in this repurchase offer, and the interval period for the Fund’s next repurchase offer, the Board of Directors of the Fund considered a number of factors including, among other things, the potential stockholder demand for the repurchase offers, the interests of stockholders not participating in the repurchase offers and the amounts repurchased by the Fund in its past repurchase offers, all as set forth in the Fund’s Repurchase Offer Procedures adopted by the Board under the Fund’s exemptive order. The Fund considered the estimated costs of the repurchase offer and the costs of past repurchase offers in determining the repurchase price adjustment. Under the terms of the Fund’s exemptive order granted by the SEC, the Fund must offer to repurchase at least 5% percent of its outstanding shares each fiscal year and, in each repurchase offer, must offer to repurchase between 1% and 100% of its outstanding shares. The Fund must conduct at least one repurchase offer per year and repurchase offers must not be conducted more frequently than quarterly.

A rights offering of Fund shares is also currently under consideration by the Fund’s Board of Directors. The Board has not reached a determination as to whether to proceed with a rights offering, which will be based upon a number of factors including the potential benefits such an offering may have for the Fund and its stockholders, and market conditions in Mexico and the United States. Were a rights offering to occur, Stockholders would not be able to participate in the offering with respect to shares tendered by the stockholder, and accepted by the Fund, in this repurchase offer. Stockholders may wish to consult with their financial advisors with respect to participation in the repurchase offer and the possibility of a subsequent rights offering. There can be no assurance that the rights offering, currently under consideration by the Fund’s Board, will occur. Should the Fund’s Board approve moving forward with a rights offering, commencement of the offer will be announced via press release and the definitive terms of the offer, including the subscription price, will be reflected in the Fund’s prospectus for the offering.

The repurchase offer is not part of a plan to liquidate the Fund. Stockholder participation in the repurchase offer is voluntary. Stockholders can continue to purchase and sell Fund shares in cash transactions on the New York Stock Exchange. None of the Fund’s Directors nor Officers will participate in the repurchase offer.

The repurchase offer is not being made to (nor will repurchase requests be accepted from or on behalf of) stockholders residing in any jurisdiction in which the making of the repurchase offer or its acceptance would not be in compliance with the laws of such jurisdiction. The manner of payment of proceeds may be adjusted to accommodate restrictions in certain jurisdictions. To the extent that the securities laws of any jurisdiction would require the repurchase offer to be made by a licensed broker or dealer, the repurchase offer shall be deemed to be made on the Fund’s behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

For further information, contact the Fund’s Investor Relations office at 011-52-55-5282-8900, or by email at investor-relations@themexicofund.com. Stockholders may also contact Georgeson Inc., the Fund’s Information Agent, at 1-800-965-5216.

The Mexico Fund, Inc. is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by The Mexico Fund or any other person that the events or circumstances described in such statement are material.

END OF PRESS RELEASE